United States Steel Corporation
Non-Employee Director Compensation Policy

Adopted as of December 14, 2021

The Corporate Governance & Sustainability Committee (the “Committee”) of the Board of Directors (“Board”) of United States Steel Corporation, a Delaware corporation (the “Corporation”), has adopted this Non-Employee Director Compensation Policy (the “Policy”) (a) to assist the Committee in establishing retainers, fees, and equity grants (and payment or award thereof, as applicable) associated with non-employee director compensation and (b) to establish stock ownership guidelines applicable to non-employee directors, in order to further align the long-term interests of the Corporation’s stockholders and non-employee directors. Any new director compensation policies and/or stock ownership guidelines enacted from time to time are deemed to be incorporated herein upon their effective date.

The Committee and/or the Board shall review and reassess this Policy from time to time to determine whether the Policy should be updated. The Committee, in its sole discretion, may amend, modify, waive, or terminate this Policy at any time, and the Committee shall have full power and authority to interpret the Policy and to adopt such rules for the administration, interpretation and application of the Policy as are consistent herewith and to interpret, amend, or revoke any such rules.

Compensation. Effective as of January 1, 2022, each director of the Board who is not an employee of the Corporation or an affiliate of the Corporation (“Director” or “Directors”) shall be entitled to the payments described below while serving as a director on the Board.

Annual Retainer:	Directors receive an annual retainer for serving on the Board and for chairing certain committees of the Board. The following amounts are the annual retainers for 2022:
Board Member:
US$ 300,000

Board Chair:
US$ 150,000

Chair of Audit Committee:
US$ 20,000

Chair of Compensation & Organization Committee:
US$ 20,000

Chair of Corporate Governance & Sustainability Committee:
US$ 20,000

Election:
Pursuant to the Corporation’s Deferred Compensation Program for Non-Employee Directors (as the same may be amended and/or restated from time to time, the “Program”) under the Corporation’s 2016 Omnibus Incentive Compensation Plan (as the same may be amended and/or restated from time to time, or any successor plan thereto, the “Plan”), each year a Director may elect to receive from 55% (minimum) up to 100% (maximum) of his/her annual retainer in the form of (i) restricted stock units (“RSUs”) of the Corporation and/or (ii) deferred stock units (“DSUs”) of the Corporation. The portion not payable in the form of RSUs or DSUs shall be payable in cash.
Directors must make the election in writing in advance of the calendar year to which the election relates (or, when a Director joins the Board, within 30 days of joining the Board), by completing the election form (and for DSUs, the beneficiary designation form) in the form provided by the Corporation.
When an election is made with respect to a calendar year, it becomes irrevocable for that calendar year as of 11:59 pm on December 31st of the prior calendar year (or, for Directors first joining the Board, as of the date of the election) and may not be changed.

Effect of No Election:	In the case of a Director who does not submit a valid election form on or before the relevant election date, such Director’s annual retainer shall be payable (i) 45% in cash and (ii) 55% in the form of RSUs.
Cash Retainer (if any):	The portion of a Director’s annual retainer payable in cash (if any) shall be paid quarterly, in equal installments and in arrears, and any such quarterly payment shall be pro-rated for any partial quarter of service.
RSUs (if any):
Upon the date of the annual meeting of the Corporation’s stockholders at which directors are elected to serve on the Board (the “Annual Meeting”), each Director who remains a member of the Board following the conclusion of such Annual Meeting and who has elected to receive all or a portion of his/her annual retainer in the form of RSUs shall be granted a number of RSUs, determined by the quotient of the dollar value of the portion of his/her annual retainer payable in the form of RSUs, divided by the Fair Market Value as of the grant date (but rounded to the nearest whole ten RSUs), pursuant to the terms of the Plan and the Corporation’s standard form of RSU award agreement for Directors, which RSUs shall be eligible to vest in full on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting, in each case subject to the Director’s continued service on such vesting date. The Corporation may but is not obligated to provide accelerated vesting of such RSUs in connection with a Director’s earlier termination of service.

DSUs (if any):
Upon the date of the Annual Meeting, each Director who remains a member of the Board following the conclusion of such Annual Meeting and who has elected to receive all or a portion of his/her annual retainer in the form of DSUs shall be granted a number of DSUs (including fractional units), determined by the quotient of the dollar value of the portion of his/her annual retainer payable in the form of DSUs, divided by the Fair Market Value as of the grant date, pursuant to the terms of the Plan, the Program and the Corporation’s standard form of DSU award agreement for Directors, which DSUs shall be eligible to vest in full on the earlier of (i) the first anniversary of the grant date and (ii) the date of the next Annual Meeting, in each case subject to the Director’s continued service on such vesting date, and shall otherwise be subject to the terms of the Program. The Corporation may but is not obligated to provide accelerated vesting of such DSUs in connection with a Director’s earlier termination of service.

Stub Award (2022 Only):
To account for the switch from awards being granted as of January 15th each calendar year to awards being granted as of the Annual Meeting each calendar year, with respect to the 2022 calendar year only, each Director shall receive an additional pro-rated retainer to cover the period from January 1, 2022 to the Annual Meeting, in an amount equal to US$ 100,000, plus a pro-rated amount of any applicable additional Board chair or committee chair annual retainer, which retainer shall otherwise be subject to the terms of this Policy and the Plan and Program, as applicable, except that the grant date of RSUs and/or DSUs, as applicable, attributable to such pro-rated amount shall be January 15, 2022, and such RSUs and/or DSUs shall be eligible to vest in full on the first anniversary of the grant date, subject to the Director’s continued service on such vesting date.

Matching Program:
The Corporation will supplement the fees paid to each Director with a one-time grant of shares of common stock of the Corporation pursuant to the terms of the Corporation’s Non-Employee Director Stock Program (as the same may be amended and/or restated from time to time, the “Matching Program”) under the Plan. The number of shares of common stock to be granted shall be equal to that number of shares purchased in an open market transaction or transactions by the Director during the six months following the effective date on which such Director first becomes a member of the Board, up to a maximum grant of 1,000 shares of common stock. If the Director is prohibited from making an open market purchase due to a special trading blackout period imposed under the Corporation’s Insider Trading Policy during any portion of the six-month period, the six-month period shall be extended by the number of days during which purchases were prohibited due to that special trading blackout.  The grant will be made no later than the fifth business day following the date on which open market shares were purchased.

Reimbursement:
In addition to the foregoing payments, each member of the Board shall be entitled to reimbursement for travel expenses incurred in attending Board meetings and any committee meetings (travel expense reimbursement is subject to the Corporation’s current expense policy, as amended from time to time).

The Corporation does not pay any Board retainers or fees or provide any Board equity grants not set forth above. These retainers, fees, or grants may be modified or adjusted from time to time as determined by the Committee.

Directors of the Board who are employees of the Corporation or an affiliate of the Corporation shall receive no compensation for their Board service.

    Stock Ownership. Effective as of January 1, 2022, by no later than the fifth (5th) anniversary of the date on which the Director is first elected as a Director (the “Phase-In Period”), the Committee expects that all Directors will make a good faith effort to attain a level of share ownership of shares of the Corporation’s common stock at least equal to the Minimum Share Ownership Requirement, in accordance with the following:

Minimum Share Ownership Requirement:
The “Minimum Share Ownership Requirement” equals the number of shares of the Corporation’s common stock determined by dividing (i) five (5) times the maximum cash annual retainer for service as a Board member (that is, 45% of the annual retainer for service as a Board member, without regard to any applicable additional Board chair or committee chair annual retainer) by (ii) the Fair Market Value as of the Determination Date.

Shares Counted:
Shares that count toward the satisfaction of the Minimum Share Ownership Requirement include:
•Shares owned directly, including (i) restricted shares, (ii) shares deliverable upon settlement of unvested RSUs and DSUs, and (iii) shares deferred under the terms of the Program (and any prior or subsequent similar arrangement thereof); and
•Shares owned directly, if the individual has an economic interest in such shares. For this purpose, indirect ownership includes shares that would be “beneficially owned” and reported for purposes of the stock ownership table in the Corporation’s annual proxy statement and shares beneficially owned and reported on Table 1 of Forms 3, 4, or 5 under the Exchange Act.

Determination of Share Ownership:
Each Director’s satisfaction of the Minimum Share Ownership Requirement will be determined by the Committee annually as of the close of business on the last business day of the Corporation’s fiscal year (the “Determination Date”), although Directors are required to own a number of shares of the Corporation’s common stock sufficient to meet the most recently determined Minimum Share Ownership Requirement at all times during the year until the next Determination Date.

Failure to Satisfy:
If a Director does not satisfy the Minimum Share Ownership Requirement as of a relevant Determination Date (following the end of such Director’s Phase-In Period), then the Director shall not be required to purchase shares in the open market but instead will be required to retain 100% of the net after-tax amount of any shares held and subsequently granted until satisfaction of the Minimum Share Ownership Requirement. Once a Director satisfies the Minimum Share Ownership Requirement, the Director may sell or otherwise dispose of shares so long as such transaction would not cause the Director to fail to satisfy his or her Minimum Share Ownership Requirement.

Exceptions:
The Minimum Share Ownership Requirement may be waived, at the sole discretion of the Committee, for a Director (i) if compliance would create severe hardship, (ii) if compliance would prevent such Director from complying with a court order, as in the case of a divorce settlement, or (iii) in connection with significant and sudden declines in the Fair Market Value of the shares. A Director seeking a waiver from the Minimum Share Ownership Requirement on account of one or more of these exceptions must file a notice with the Corporation’s Secretary to be presented to the Committee, advising the Committee of the circumstances and describing the extent of the waiver requested. It is expected that requests for such waivers will rarely be sought or granted.

    General. This Policy supersedes all prior agreements or policies concerning non-employee director compensation and/or non-employee director stock ownership guidelines. Capitalized terms used in this Policy but not otherwise defined herein shall have the meaning set forth in the Plan.

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